UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.3)

Texas Rare Earth Resources Corp.
(Name of Issuer)

Common Stock, par value $0.01
(Title of Class of Securities)

882672108
(CUSIP Number)

November 14, 2013(1)
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

__________
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(1) The Reporting Persons are voluntarily filing this 13G Amendment before the required filing date.

CUSIP No	882672108

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Libra Advisors, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

890,433

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

890,433

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

890,433

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.4%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No	882672108

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Ranjan Tandon, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

890,433

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

890,433

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

890,433

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.4%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No	882672108

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Libra Fund, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

890,433

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

890,433

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

890,433

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.4%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	882672108

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Ranjan Tandon

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

890,433

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

890,433

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

890,433

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.4%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No	882672108

THIS IS AN AMENDMENT No. 2 BEING FILED BY LIBRA ADVISORS, LLC, LIBRA FUND, L.P. AND RANJAN TANDON.  IT IS THE INITIAL SCHEDULE 13G BEING FILED BY RANJAN TANDON, LLC.

Item 1.	(a).	Name of Issuer:

Texas Rare Earth Resources Corp.

(b).	Address of issuer's principal executive offices:

3 Riverway Suite 1800 Houston, Texas 77056

Item 2.	(a)-(c).	Name of person filing, principal business address and citizenship:

Libra Advisors, LLC
777 Third Avenue
27th Floor
New York, New York 10017
New York limited liability company

Ranjan Tandon, LLC
777 Third Avenue
27th Floor
New York, New York 10017
New York limited liability company

Libra Fund, L.P.
777 Third Avenue
27th Floor
New York, New York 10017
Delaware limited partnership

Ranjan Tandon, Managing Member of Libra Advisors, LLC and Ranjan Tandon, LLC
777 Third Avenue
27th Floor
New York, New York 10017
United States of America

(d).	Title of class of securities:

Common Stock, par value $0.01

(e).	CUSIP No.:

882672108

Item 3.	If This Statement is filed pursuant to §§.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a

(a)	[_]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	[_]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	[_]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	[_]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	[_]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	[_]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	[_]	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	[_]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i)	[_]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[_]	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	[_]	Group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

890,433 shares deemed beneficially owned by Libra Advisors, LLC;
890,433 shares deemed beneficially owned by Ranjan Tandon, LLC;
890,433 shares deemed beneficially owned by Libra Fund, L.P.;
890,433 shares deemed beneficially owned by Ranjan Tandon.

(b)	Percent of class:

2.4% deemed beneficially owned by Libra Advisors, LLC;
2.4% deemed beneficially owned by Ranjan Tandon, LLC;
2.4% deemed beneficially owned by Libra Fund, L.P.;
2.4% deemed beneficially owned by Ranjan Tandon.

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote	,
Libra Advisors, LLC: 0 Ranjan Tandon, LLC: 0 Libra Fund, L.P.: 0 Ranjan Tandon: 0
	(ii)	Shared power to vote or to direct the vote	,
Libra Advisors, LLC: 890,433 Ranjan Tandon, LLC: 890,433 Libra Fund, L.P.: 890,433 Ranjan Tandon: 890,433
	(iii)	Sole power to dispose or to direct the disposition of	,
Libra Advisors, LLC: 0 Ranjan Tandon, LLC: 0 Libra Fund, L.P.: 0 Ranjan Tandon: 0
	(iv)	Shared power to dispose or to direct the disposition of	.
Libra Advisors, LLC: 890,433 Ranjan Tandon, LLC: 890,433 Libra Fund, L.P.: 890,433 Ranjan Tandon: 890,433

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

The Reporting Persons fell below 5% on July 1, 2013.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

The shares reported herein are held in the account of Libra Fund, L.P., the investments of which are managed by Libra Advisors, LLC and/or Ranjan Tandon, LLC, each of which Ranjan Tandon is the managing member.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary.  If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Not applicable

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group.  If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

Not applicable

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity.  See Item 5.

Not applicable

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 2013
(Date)

/s/ Libra Advisors, LLC*
(Signature)

By: /s/ Ranjan Tandon_________________________
(Signature)
Ranjan Tandon/Managing Member
(Name/Title)

/s/ Ranjan Tandon, LLC*
(Signature)

By: /s/ Ranjan Tandon_________________________
(Signature)
Ranjan Tandon/Managing Member
(Name/Title)

/s/ Libra Fund, L.P.*
(Signature)

By: /s/ Ranjan Tandon_________________________
(Signature)
Ranjan Tandon/Managing Member of General Partner
(Name/Title)

By: /s/ Ranjan Tandon*
(Signature)
Ranjan Tandon
(Name/Title)

* The Reporting Persons disclaim beneficial ownership in the Common Shares, except to the extent of his or its pecuniary interest therein.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative.  If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note.  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention.  Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

Exhibit A

AGREEMENT

The undersigned agree that this Amendment No. 3 to Schedule 13G dated November 14, 2013 relating to the Common Stock, par value $0.01 of Texas Rare Earth Resources Corp. shall be filed on behalf of the undersigned.

/s/ Libra Advisors, LLC
(Signature)

By: /s/ Ranjan Tandon
(Signature)
Ranjan Tandon/Managing Member
(Name/Title)

/s/ Ranjan Tandon, LLC
(Signature)

By: /s/ Ranjan Tandon
(Signature)
Ranjan Tandon/Managing Member
(Name/Title)

/s/ Libra Fund, L.P.
(Signature)

By: /s/ Ranjan Tandon
(Signature)
Ranjan Tandon/Managing Member of General Partner
(Name/Title)

By: /s/ Ranjan Tandon
(Signature)
Ranjan Tandon
(Name/Title)

SK 03784 0001 1347616